Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOFTWARE ACQUISITION GROUP INC.,

CS MERGER SUB, INC.,

CURIOSITYSTREAM INC.,

and

HENDRICKS FACTUAL MEDIA LLC

Dated as of August 10, 2020

This document is not intended to create nor shall it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and duly executed and delivered by the Parties. Document remains subject to confirmatory diligence.

i

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Letter of Transmittal
Exhibit C	Amended Certificate of Designations
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Restricted Stock Agreement
Exhibit F	Form of Warrant Forfeiture Letter
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Exchange Agent Agreement
Exhibit I	Indebtedness for Borrowed Money
Exhibit J	Working Capital Guidelines
Exhibit K	Omnibus Plan

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated August 10, 2020 (this “Agreement”), is made and entered into by and among SOFTWARE ACQUISITION GROUP INC., a Delaware corporation (“Parent”), CS MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub” together with Parent, the “Parent Parties”), HENDRICKS FACTUAL MEDIA LLC, a Delaware limited liability company (the “Majority Stockholder”), CURIOSITYSTREAM INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, the Company Stockholders own all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), whereby each issued and outstanding share of Company Stock will be exchanged for Parent Common Stock as further described herein;

WHEREAS, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Parent (the “Surviving Company”), a publicly traded company;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

WHEREAS, the Board of Directors of Parent and Merger Sub have unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for Merger Sub to enter into this Agreement and the Ancillary Agreements;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of Merger Sub;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, on or prior to the date of this Agreement, the Company shall have delivered to the Secretary of the Company, (i) the CoD Amendment (as such term is defined in Section 3.2) and (ii) a written consent of the Requisite Stockholders approving the CoD Amendment with respect to all such Company stock owned beneficially and of record by the Requisite Stockholders (the “CoD Written Consent”);

WHEREAS, as of the date of this Agreement, (a) the Majority Stockholder owns beneficially and of record a majority of the voting power of the shares of Company Common Stock, and such voting power is in an amount sufficient to approve the adoption of this Agreement without the consent of any other Company Stockholder, and (b) the Requisite Stockholders own beneficially and of record more than sixty-six and two-thirds percent (66⅔%) of the shares of Company Preferred Stock, which is in an amount sufficient to approve the CoD Amendment without the consent of any other Company Stockholders;

WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, the Majority Stockholder will deliver to the Secretary of the Company a written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement with respect to all such Company Stock owned beneficially and of record by the Majority Stockholder (the “Merger Written Consent”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain third-party investors (the “Primary PIPE Investors”) have entered into certain share subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Primary PIPE Agreements”), pursuant to which the Primary PIPE Investors have committed (the “Primary PIPE Investment”), on the terms and subject to the conditions of the Primary PIPE Agreements, to subscribe for and purchase 2,500,000 shares of Parent Common Stock from Parent for consideration in an aggregate amount of $25,000,000 (such amount the “Primary PIPE Investment Amount”);

WHEREAS, shares of Parent Class B Stock shall automatically convert into shares of Parent Common Stock upon a Business Combination in accordance with Parent’s Certificate of Incorporation (the “Class B Conversion”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Company and as a wholly-owned Subsidiary of Parent; provided, that notwithstanding the Merger, the Company will not be included within the meaning of the term Parent Parties for purposes of this Agreement.

Section 1.2 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3 Effect of the Merger. The Merger will have the effect set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Merger Sub will vest in the Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Company.

Section 1.4 Governing Documents. At the Effective Time, Parent shall cause the Organizational Documents of the Surviving Company to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.

Section 1.5 Directors and Officers. At the Effective Time, the directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule will become the directors and officers of the Surviving Company and Parent and will remain the directors and officers of the Surviving Company and Parent after the Merger, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Closing Date Statements.

(a) Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent:

(i) a statement, signed by the Chief Financial Officer of the Company, which sets forth the (i) name of each Company Stockholder of record on the books and records of the Company and (ii) number and class of shares of Company Stock owned by each such Company Stockholder (the “Closing Date Capitalization Statement”);

(ii) a statement (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company, which sets forth a good faith estimate of (i) the Cash and Cash Equivalents as of the Effective Time (the “Estimated Closing Cash”) and (ii) the Net Working Capital, and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, as of 11:59 pm on the day prior to the Closing Date (the “Estimated Closing Net Working Capital”);

(iii) a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company, which sets forth by lender or other party, the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company (the “Estimated Closing Indebtedness”), prepared as of the Effective Time; and

(iv) a statement (the “Closing Date Transaction Expense Statement”), signed by the Chief Financial Officer of the Company, which sets forth the Company Transaction Expenses (the “Closing Company Transaction Expenses”) as of immediately prior to the Closing.

(b) The Company shall consider in good faith Parent’s comments to the Closing Date Capitalization Statement, the Closing Date Financial Certificate, the Closing Date Indebtedness Statement and the Closing Company Transaction Expenses, which comments Parent shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Closing Date Capitalization Statement, the Closing Date Financial Certificate, the Closing Date Indebtedness Statement and the Closing Date Transaction Expense Statement to incorporate any changes the Company determines in good faith are appropriate.

(c) In connection with preparation and delivery of the Closing Date Capitalization Statement, the Closing Date Financial Certificate and the Closing Date Indebtedness Statement, the Company shall provide all reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any documentation or information as reasonably requested by Parent.

(d) Within five (5) Business Days following execution of this Agreement, Parent shall deliver to the Company a statement (the “Closing Date Parent Transaction Expenses Statement”) setting forth the Parent Transaction Expenses as of the date of this Agreement. Thereafter, not less than five (5) Business Days prior to the Closing Date, the Parent shall deliver to the Company the Parent Transaction Expenses as of immediately prior to the Closing (the “Closing Parent Transaction Expenses”). Parent shall consider in good faith the Company’s comments regarding the Parent Transaction Expenses, which comments the Company shall deliver to the Parent no fewer than two (2) Business Days prior to the Closing Date, and make such adjustments to the Parent Transaction Expenses in response to such comments as the Parent determines in good faith are reasonable.

Section 2.2 Calculation of the Merger Consideration.

(a) Conversion of Company Stock as Merger Consideration. Parent shall issue, or cause to be issued, at the Closing with respect to the Company Stock, an aggregate number of shares of Parent Common Stock (the “Merger Consideration”) equal to:

(i) the Base Exchange Value; divided by the Reference Price;

(ii) plus or minus the Adjustment Amount; divided by the Reference Price.

After the Effective Time, the Merger Consideration shall be subject to a Merger Consideration Adjustment pursuant to Section 2.9.

Section 2.3 Payment of the Merger Consideration.

(a) Exchange Agent; Exchange Agent Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders, evidence of book-entry shares representing a number of whole shares of Parent Common Stock equal to the aggregate Stock Amount deliverable to the Company Stockholders pursuant to this Article II.

Any such shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.7, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Stock (other than shares of Company Stock to be canceled pursuant to Section 2.5(b) and any Company Dissenting Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number of shares of the aggregate Stock Amount in respect of such Company Stock held by such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to pay more than the Merger Consideration as calculated in accordance with Section 2.2.

Section 2.4 Payment of Other Amounts at Closing. At the Closing, the parties agree to do the following:

(a) the parties agree to cause the Company to pay to such account or accounts set forth on the Closing Date Indebtedness Statement, the aggregate amount of Estimated Closing Indebtedness with respect to Indebtedness for Borrowed Money;

(b) the parties agree to cause the Company to pay to such account or accounts set forth on the Closing Date Financial Certificate, the aggregate amount of the Closing Company Transaction Expenses;

(c) the parties agree to cause the Company to pay to such account or accounts set forth on the Closing Date Parent Transaction Expenses Statement, the aggregate amount of the Closing Parent Transaction Expenses; and

(d) Parent shall deposit the Indemnification Escrow Amount and the Working Capital Escrow Amount with the Escrow Agent, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 2.5 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Conversion of Company Stock. Each issued and outstanding share of Company Stock, excluding shares of Company Stock to be canceled pursuant to Section 2.5(b) and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive the following: (i) a number of shares of Parent Common Stock equal to the Stock Amount; (ii) a contingent right to a portion of the shares of Parent Common Stock equal to the Working Capital Escrow Amount and the Indemnification Escrow Amount; and (iii) a contingent right to a portion of any additional consideration received pursuant to Section 2.9 (clauses (i) through (iii) collectively, the “Consideration”), in each case, payable, without interest, to the applicable Company Stockholder in accordance with Section 2.3(a) and Section 2.7.

(b) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Stock held in the treasury of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c) Equity Interests of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Company and shall constitute the only outstanding shares of capital stock of the Company.

Section 2.6 Treatment of Company Options.

(a) As of immediately prior to the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Parent or the holder thereof, be converted into the right to receive an option (a “Parent Option”) (i) with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the applicable number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Option Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time and (B) the Option Exchange Ratio; provided that such conversion shall in all events be done in a manner that complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder regarding the substitution and assumption of stock rights by reason of a corporate transaction. Except as otherwise provided in this Section 2.6 and in Annex A, each Parent Option assumed and converted pursuant to this Section 2.6 shall be subject to the terms and conditions of the Omnibus Incentive Plan, but shall continue to have, and shall be subject to, the same vesting and exercise terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options as contemplated by this Section 2.6.

(c) At the Effective Time, Parent shall assume each outstanding Parent Option, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance with respect to such assumed Parent Option shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable Company Option Plan and the Omnibus Incentive Plan, as applicable.

Section 2.7 Exchange Procedures for Company Stockholders.

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive the Consideration pursuant to Section 2.5(a), a letter of transmittal substantially in the form of Exhibit B attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Company Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article VII, in the event that at least three (3) Business Days prior to the Closing Date, a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided that such Company Stockholder shall not be entitled to receive its respective Consideration until such Person delivers a duly executed and completed the Letter of Transmittal to the Exchange Agent (in the case of a Letter of Transmittal). Upon delivery of such duly executed Letter of Transmittal by such Company Stockholder to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the Consideration in respect of his, her or its shares of Company Common Stock referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 2.7, each share of Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Consideration to which such Company Stockholder is entitled pursuant to this Article II.

(b) No Further Rights. All Consideration paid upon the surrender of Company Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(c) Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class B Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the definition of Reference Price and the per share price set forth in Section 6.24 shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.7(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Common Stock shall be issued in exchange for Company Stock. In lieu of any fractional share of Parent Common Stock to which each holder of Company Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Parent Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(e) Dividends. No dividends or other distributions declared with respect to Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to Parent Common Stock issuable to such Company Stockholder.

(f) Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and Parent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.7, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall (or shall cause their Affiliates to) enforce any contractual waivers that the Equityholders have granted regarding appraisal rights that would apply to the Merger.

Section 2.8 Withholding Rights. Each of the Parties, the Surviving Company, the Escrow Agent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws; provided, however, except (i) with respect to payments in the nature of compensation to be made to employees or former employees or (ii) any withholding resulting from the failure of the Company to provide a FIRPTA Certificate pursuant to Section 6.8(c), that prior to any such withholding, the Parent Stockholders or the Company Stockholders, as applicable, shall be provided reasonable notice of such intent to withhold and the Parties shall reasonably cooperate in good faith to reduce or eliminate any such withholding. To the extent that amounts are so withheld by the Parties, the Surviving Company, the Escrow Agent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Parent Stockholders or the Equityholders, as applicable, in respect of which such deduction and withholding was made.

Section 2.9 Adjustment to the Merger Consideration.

(a) The Merger Consideration shall be increased or reduced as set forth in Section 2.9(f) hereof. Any increase or decrease in the Merger Consideration pursuant to this Section 2.9 shall be referred to as a “Merger Consideration Adjustment”. Any issuance of stock made in respect of any Merger Consideration Adjustment pursuant to this Section 2.9 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

(b) Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Majority Stockholder a statement (the “Preliminary Closing Statement”), which sets forth Parent’s calculation of (i) the Net Working Capital as of 11:59 pm on the day prior to the Closing Date (the “Closing Net Working Capital”), (ii) the Cash and Cash Equivalents held by the Company as of the Effective Time (the “Closing Cash”), and (iii) the aggregate amount of all Indebtedness of the Company as of the Effective Time (the “Closing Indebtedness”), in each case prepared in accordance with GAAP, and to the extent in accordance with GAAP, the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements, along with reasonable supporting detail to evidence Parent’s calculations, explanations and assumptions for the calculation of such amounts.

(c) The Majority Stockholder shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from Parent to deliver to Parent written notice of the Majority Stockholder’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a ”Notice of Disagreement”). During the thirty (30) day period following the Majority Stockholder’s receipt of the Preliminary Closing Statement, Parent shall (i) permit the Majority Stockholder and its accountants to consult with the Company and Parent’s accountants as reasonable, and (ii) provide to the Majority Stockholder and its accountants reasonable access during normal business hours and under reasonable circumstances to all relevant books and records relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is received by Parent, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date (A) on which the Majority Stockholder and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm. During the sixty (60) days following Parent’s receipt of a Notice of Disagreement, Parent and the Majority Stockholder shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Parent and the Majority Stockholder.

(d) If Parent and the Majority Stockholder are unable to resolve the disputed items set forth in the Notice of Disagreement within fifteen (15) days following Parent’s receipt of such Notice of Disagreement (or such longer period as Parent and the Majority Stockholder may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, the dispute resolution group of a nationally recognized accounting firm mutually agreed upon by Parent and the Majority Stockholder or, if Parent and the Majority Stockholder cannot agree on an accounting firm within sixty (60) days after timely delivery of a Notice of Disagreement, each of Parent and the Majority Stockholder shall select a nationally recognized accounting firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized accounting firm that neither presently is, nor in the past three (3) years has been, engaged by either Party or any of their respective Affiliates. The dispute resolution group of the accounting firm so agreed to by Parent and the Majority Stockholder, or the dispute resolution group of a third accounting firm so selected by the two (2) accounting firms, acting as an expert and not an arbitrator, is hereinafter referred to as the “Accounting Firm”. Parent and the Majority Stockholder shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. Parent and the Majority Stockholder shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital, Closing Cash and Closing Indebtedness calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. Parent and the Majority Stockholder shall instruct the Accounting Firm that, in resolving Parent items in the Notice of Disagreement that are still in dispute and in determining the Closing Net Working Capital, Closing Cash and Closing Indebtedness, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Parent, on the one hand, or the Majority Stockholder, on the other hand, or (B) less than the smallest value for such item assigned by Parent, on the one hand, or the Majority Stockholder, on the other hand, (ii) make its determination based on a review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and a single written presentation submitted by each of Parent and the Majority Stockholder and a single written response of each of Parent and the Majority Stockholder to each such presentation so submitted (iii) render a final resolution in writing to Parent and the Majority Stockholder (which final resolution shall be requested by Parent and the Majority Stockholder to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Closing Net Working Capital, Closing Cash and Closing Indebtedness, and (iv) provide a written report to Parent and the Majority Stockholder, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be paid by the Company.

(e) The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.9 upon the earliest of the (i) failure of the Stockholders’ Representative to notify Parent of a dispute within thirty (30) days after the Majority Stockholder receives the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.9(c), by Parent and the Majority Stockholder, and (iii) resolution of all disputes, pursuant to Section 2.9(d), by the Accounting Firm.

(f) Within five (5) Business Days following the determination of the Final Closing Statement, the Final Closing Net Working Capital, Final Closing Cash, and Final Closing Indebtedness in accordance with Section 2.9(c) or Section 2.9(d), as applicable:

(i) if there is a Final Deficit, then Parent shall be entitled to claim solely from the Working Capital Escrow Fund the number of whole shares of Parent Common Stock equal to the lesser of (A) the remaining amount of the Working Capital Escrow Fund, and (B) the Final Deficit, and Parent and the Majority Stockholder shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Parent for cancellation; and

(ii) if there is a Final Surplus, then Parent shall deposit with the Exchange Agent, on behalf of the Company Stockholders, an amount of Parent Common Stock (rounded to the nearest whole number) equal to such Final Surplus multiplied by the aggregate Pro Rata Percentages of the Company Stockholders, which the Exchange Agent shall distribute to the Company Stockholders in accordance with their respective Pro Rata Percentages.

(g) If any shares of Parent Common Stock remain in the Working Capital Escrow Fund after giving effect to the payments in Section 2.9(f), Parent and the Majority Stockholder shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release to the Exchange Agent, on behalf of the Company Stockholders, the number whole shares of Parent Common Stock equal to such remaining Working Capital Escrow Fund multiplied by the aggregate Pro Rata Percentages of the Company Stockholders, which the Exchange Agent shall distribute to the Company Stockholders in accordance with their respective Pro Rata Percentages.

(h) The Indemnification Escrow Amount and the Working Capital Escrow Amount to be deposited in the Indemnification Escrow Fund and the Working Capital Escrow Fund, respectively, shall be issued in the names of the Company Stockholders (in restricted book entry form) in accordance with their respective Pro Rata Percentages. The Indemnification Escrow Amount and the Working Capital Escrow Amount will appear as issued and outstanding on Parent’s balance sheet and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to any Indemnification Escrow Amount and the Working Capital Escrow Amount shall be distributed by Parent to the Company Stockholders on a current basis in accordance with their respective Pro Rata Percentages and Parent’s Organizational Documents. While the Indemnification Escrow Amount and the Working Capital Escrow Amount are held in the Indemnification Escrow Fund and the Working Capital Escrow Fund, respectively, each Company Stockholder shall be entitled to vote all of its respective shares in the Indemnification Escrow Amount and the Working Capital Escrow Amount that have been issued in such Company Stockholder’s name. For U.S. federal, state and local income tax purposes and foreign tax purposes, the parties shall treat the Indemnification Escrow Amount and the Working Capital Escrow Amount, and all dividends, earnings or income, if any, earned with respect thereto while held by the Escrow Agent, as owned by the respective Company Stockholders until such time as they are released and the Company Stockholders shall be responsible for and the taxpayers on all Taxes due on all such dividends, earnings, interest or income earned, if any, with respect to the Indemnification Escrow Fund and the Working Capital Escrow Fund.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1 Organization. The Company (a) is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted. The Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the approval and adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Stock (the “Requisite Company Approval”). The Requisite Company Approval are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement or to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. Assuming the due authorization, execution and delivery by each other party to this Agreement and the Ancillary Agreements to which the Company is a Party, each of this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Prior to the execution of this Agreement, the Company validly amended the Certificate of Designations in accordance with the Organizational Documents of the Company and the DGCL, as is necessary to cause the Merger to constitute a Fundamental Change (as defined in the Certificate of Designations) under the terms of the Certificate of Designations, in accordance with this Agreement and the Ancillary Agreements (the “CoD Amendment”). A copy of the CoD Amendment, attached hereto as Exhibit C, has been provided to Parent and remains in full force and effect as of the date hereof. The CoD Written Consent has been delivered to the Secretary of the Company by the Requisite Stockholders approving the CoD Amendment and remains in full force and effect as of the date hereof.

Section 3.3 Capitalization. The authorized capital stock of the Company consists only of 75,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock. As of the date hereof, there are (i) 20,000,000 shares of Company Common Stock issued and outstanding, all of which constitutes Class B common stock, par value $0.01 per share, (ii) Company Options to purchase 4,063,024 shares of Class A common stock, par value $0.01 per share (having a weighted average exercise price of $2.95 per share of Class A common stock, par value $0.01 per share), and (iii) 14,557,000 shares of Company Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. The Company Stock is uncertificated. None of the issued and outstanding shares of Company Stock were issued in violation of any preemptive rights, Laws or Orders, and, to the Knowledge of the Company and except as set forth on Schedule 3.3(a), are owned, beneficially and of record, by the Equityholders free and clear of all Liens. Except as set forth on Schedule 3.3(b), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Stock or obligating either the Equityholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or any other interest in the Company, including any security convertible or exercisable into Company Stock. Schedule 3.3(b) sets forth the name of each Company Optionholder; the maximum number of shares of Company Common Stock that may be issued upon exercise or conversion of any Company Option held by the Company Optionholder; and the grant date, expiration date, exercise price and vesting schedule related to each such Company Option. Each Company Option (A) has an exercise price at least equal to the fair market value of the underlying shares of Company Common Stock as of the grant date; (B) has not had its exercise date or grant date delayed or “back-dated”; and (C) has been issued in compliance with all applicable Laws and properly accounted for in all respects in accordance with GAAP. No Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. Except as set forth on Schedule 3.3(b) or in the certificate of designations relating to the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Certificate of Designations”), there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or securities convertible into or exchangeable for shares of Company Stock or to make any investment in any other Person (collectively, “Stockholders Rights”). The execution of this Agreement and the consummation of the Transaction shall not trigger any Stockholders Rights. Except as set forth on Schedule 3.3(b), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Stock or any other interests in the Company.

Section 3.4 Company Subsidiaries. The Company does not have and has never had any subsidiaries and does not own and has never owned, directly or indirectly, any equity investment or other ownership interest in any person.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, and subject to the receipt of the Requisite Company Approval, the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in Section 5.4 and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), or (e) violate in any material respect any Law or Order applicable to the Company, except for violations or defaults which would not reasonably be expected to be material to the Company.

Section 3.6 Financial Statements.

(a) The Company has made available to Parent (i) a copy of the audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2018, and, in each case, the related audited consolidated statements of operations and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the ”Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2020 (the ”Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company for the three-month period then ended (together with the Interim Balance Sheet, the ”Interim Financial Statements”). Except as set forth on Schedule 3.6, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7, the Company does not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP (including as a result of COVID-19 and COVID-19 Measures), whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Balance Sheet Date:

(a) the Company has conducted its business in all material respects in the Ordinary Course;

(b) the Company has not licensed any of its Intellectual Property, except for (A) non-exclusive licenses granted to customers on the Company’s form customer agreement or terms of service, or (B) Contracts where the primary purpose of such Contract is the Company’s grant of a non-exclusive license to content and programs to a customer, in each case in the ordinary course of business;

(c) the Company has not sold, assigned, transferred, leased, abandoned or otherwise disposed of any of its properties or assets that are material to the Company (including any Intellectual Property);

(d) there has been no Material Adverse Effect;

(e) there has been no casualty, loss, damage or destruction of any property that is material to the Company and that is not covered by insurance;

(f) there has been no announcement or implementation of any employee layoffs, plant closings, furloughs, salary or wage reductions or work schedule changes that could require notice to be given under the WARN Act;

(g) the Company has not recognized or certified any labor union, works council, or other labor organization or group of employees for purposes of collective bargaining or as the representative for any employees, or entered into, amended or terminated any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(h) there has been no change in the accounting methods or practices of the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company; and

(i) the Company has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 6.1.

Section 3.9 Real Estate.

(a) The Company does not own a fee interest in any real property.

(b) Schedule 3.9(b) lists each real property leased, subleased, licensed or otherwise used or occupied by the Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements related thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Schedule 3.9(b) sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(d) The leasehold interests of the Company and the Leased Real Properties identified in Schedule 3.9(b) constitute all of the real property owned, leased, occupied, or otherwise utilized in connection with the business of the Company.

(e) Except as set forth on Schedule 3.9(e), with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii)  the Company is not in material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease, on the part of the Company, nor, to the Knowledge of the Company, on the part of the other party or parties thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof); (vi) the Company has not collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein, and (vii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a true, correct and complete list of all Company Registered Intellectual Property owned by the Company. Schedule 3.10(a) also contains a complete and accurate list of all social media accounts (together with the associated usernames and passwords which shall be provided within ten (10) days of the Closing Date in a secure manner agreed by the Parties, the “Accounts”) used in the Company’s business. The Company’s uses of its Accounts have complied in all material respects with all applicable Laws as well as all terms and conditions or terms of use applicable to the Accounts (the “Social Media Terms”). To the Knowledge of the Company, there are no legal actions, audits, or investigations, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Social Media Terms by the Company; (B) violation under the Digital Millennium Copyright Act, 1998 or (C) defamation, violation of rights of any Person, or any other violation by the Company in connection with its use of social media.

(b) The Company possesses all source code and other documentation and materials necessary or used to compile and operate the Company Products and the Company has not disclosed, delivered, licensed or otherwise made available, and the Company does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products to any Person.

(c) Except as set forth on Schedule 3.10(c), (i) the Company exclusively owns and possesses all right, title and interest in, or has the right pursuant to a valid and enforceable written license to use, all Intellectual Property used in or necessary for the conduct of the business of the Company as it is currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Owned Intellectual Property is, valid, subsisting and, to the Knowledge of the Company, enforceable (and there are no judgments finding any such Company Registered Intellectual Property to be invalid or unenforceable), (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Registered Intellectual Property, and (iv) the Company has paid all maintenance and other fees necessary to maintain the Company Registered Intellectual Property until ninety (90) days after the Closing Date.

(d) Neither the use of the Company Intellectual Property used by the Company in the conduct of its business, nor the current conduct of the Company’s business (including the licensing of Company Products) infringes, misappropriates or otherwise violates, or in the last three (3) years has infringed, misappropriated or otherwise violated, the rights of any third party in any Intellectual Property, in any material respect; and the Company has not received any notices, threats or requests for indemnification alleging any of the same.

(e) (i) There are no claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last five (5) years, by the Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating any of the Company Owned Intellectual Property.

(f) Schedule 3.10(f) sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (i) the name of the applicable license; and (ii) the Company Product in which such Open Source Software is used in, incorporated into, integrated or bundled.

(g) The Company does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) under any license requiring the Company to disclose or distribute the source code to any of the Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(h) The Company has taken commercially reasonable measures to maintain and protect all Company Owned Intellectual Property, including its trade secrets, source code and other confidential information. Without limiting the generality of the foregoing, the Company has not disclosed any confidential Company Owned Intellectual Property (including the source code to any Company Products) to any Person other than pursuant to a valid and enforceable written agreement or acknowledgement pursuant to which such Person agrees to protect the confidentiality of such trade secrets and other confidential information. All Persons that have been involved in the conception, development, reduction to practice or other creation of any Company Owned Intellectual Property (including Company Products) have done so pursuant to a written agreement or acknowledgement that protects the confidential information of the Company and assigns to the Company exclusive ownership of all of such Intellectual Property or deems such Company Owned Intellectual Property to be work-for-hire owned by the Company, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property and, to the Knowledge of the Company, no such Person has breached any such agreement.

(i) The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user).

(ii) The Company is in compliance, in all material respects, with all obligations under any agreement pursuant to which the Company has obtained the right to use any third party Software, including Open Source Software, and in particular (to the extent applicable) the Company has purchased a sufficient number of seat licenses for the Company Systems.

(iii) There are, and for the past three (3) years have been, no material defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Products currently offered or under development by the Company which have not been repaired and that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. To the Knowledge of the Company after analyzing Company Products and Company Systems using industry standard Malicious Code checking programs, there is no Malicious Code in any of the Company Products or Company Systems. The Company has not received any complaints from any customers related to any Malicious Code or Technical Deficiencies in any Company Products.

(i) The Company owns, leases, licenses, or otherwise has the legal right to use its Company Systems, and such Company Systems are sufficient for the immediate future needs of the Company’s business as it is currently conducted. The Company has put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and the data stored therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data. The Company has implemented and maintains reasonable industry standard security, disaster avoidance and recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures that provide continuous monitoring and alerting of any problems, issues or vulnerabilities in the Company Systems. All such plans and procedures have been deemed effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all respects.

(j) The Company and the conduct of its business are and have in the last five (5) years been in compliance with all Data Security Requirements in all material respects, and there have not been any notices of actual or alleged incidents of data security breaches, unauthorized use of or access to any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data or other written notice received relating to Data Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements. The identity of the Company’s chief information security officer, or other individual tasked with ensuring information security, is set forth Schedule 3.10(j) (such individual, the “Information Officer”). Pursuant to the Company’s Written Information Security Plan, upon discovery of any problems or issues identified with respect to the Company Systems that would affect personal data, the Company employees must notify the Data Security Coordinator or department head, and notice is provided promptly to the Information Officer. All employees must certify to their commitment to maintain the confidentiality of nonpublic information and to use such information only in the course of employment. The Company carries cybersecurity insurance in the amounts and with the limitations described on Schedule 3.10(j).

(k) The Company: (i) owns and possesses all right, title and interest in and to the Company Product Data (excluding Personal Data) free and clear of material restrictions, including all Intellectual Property rights embodied in or associated with the underlying Company Product Data, and (ii) has all rights to all of the Company Product Data (excluding Personal Data), including the rights, directly or indirectly, to use or exploit the same in compliance with law and the Company’s privacy policy in the conduct of the Company’s business, including the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Company Product Data, in whole or in part, anywhere in the world.

(l) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which the Company Intellectual Property and Company Systems were owned, used, or held for use by the Company prior to the Closing Date.

Section 3.11 Litigation.

(a) Except as set forth on Schedule 3.11, in the last five (5) years, there have not been, and there are no, material Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to the Company or any of its properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Company.

(b) The Company has not filed any material Action against any other Person in the last five (5) years.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of the following Contracts to which the Company is a party (“Company Material Contracts”):

(i) any stockholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of equity securities of the Company relating to their ownership of such equity securities;

(ii) any non-competition Contract or other Contract that purports to limit (A) the ability of the Company from operating or doing business in any location, market or line of business. (B) the Persons to whom the Company may sell products or deliver services, or (C) the Persons that the Company may hire or solicit for hire;

(iii) any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of the Company that (A) provides annual base compensation in excess of $150,000 or (B) is not terminable at-will and without any liability to the Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv) change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of the Company;

(v) any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive end user licenses of commercially-available Software used solely for the Company’s internal use and with a total replacement cost of less than $100,000) for its internal business purposes;

(vi) any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property in connection with any Company Products (other than Contracts where the primary purpose of such Contract is the Company’s receipt of a license to content and programs used in connection with Company Products in the ordinary course of business);

(vii) any Contract under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property, other than (A) Intellectual Property licensed to customers on a non-exclusive basis on the Company’s form customer agreement or terms of service, and (B) Contracts where the primary purpose of such Contract is the Company’s grant of a non-exclusive license to content and programs to a customer, in each case in the ordinary course of business;

(viii) any Contract for the development of Intellectual Property by a third party for the benefit of the Company;

(ix) any Contract relating to the provision of co-location and related services to the Company, which services are used by the Company to fulfill its obligations to provide software and data hosting services to customers;

(x) (A) any Contract containing an agreement by the Company to provide any Person with access to the source code for any Company Products or (B) any Contract between the Company, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Company Products to be put in escrow;

(xi) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(xii) any Contract providing for indemnification by the Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(xiii) Contract evidencing Indebtedness of the Company;

(xiv) Contract under which the Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(xv) joint venture, strategic alliance and similar Contracts;

(xvi) any Contracts listed on Schedule 3.21;

(xvii) any Contract with any Material Content Provider, Material Customer, or Material Supplier;

(xviii) any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by the Company in excess of $500,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xix) any Contract that grants to any Person, other than the Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xx) any Contract entered into in the last five (5) years for the settlement of any Action for which the Company has any ongoing liability or obligation;

(xxi) any Contract requiring or providing for any capital expenditure in excess of $500,000;

(xxii) material interest rate, currency or other hedging Contract;

(xxiii) any Contract for (A) the divestiture of any material business, properties or assets of the Company or (B) the acquisition by the Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to the Company;

(xxiv) any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xxv) any Contract containing any provision pursuant to which the Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xxvi) any Contract between the Company, on the one hand, and any officer, director or Affiliate of the Company or any of its “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or

(xxvii) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration in excess of $500,000 in the current fiscal year of the Company; or

(xxviii) any contract that is otherwise material to the Company or their respective businesses.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company has performed all material obligations required to be performed by it under such Company Material Contracts, and neither the Company nor, to the Knowledge of the Company, the other parties thereto, are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. The Company has not received notice of any current default under any Company Material Contract. The Company has not given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) all income and other material Tax Returns of the Company required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b) all Taxes due and owing by the Company have been paid in full;

(c) there are not now any extensions of time in effect with respect to the dates on which any Tax Return of the Company were or are due to be filed;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of the Company have been paid in full, accrued on the books of the Company or finally settled;

(e) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened;

(f) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or any deficiency thereof and the Company has not waived any statute of limitations in respect of Taxes;

(h) there are no Liens for Taxes against any asset of the Company (other than Liens for Taxes which are not yet due and payable);

(i) the Company is not a party to any Tax allocation or sharing agreement under which the Company will have any liability for Taxes after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j) the Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); and does not have any liability for the Taxes of any Person (other than a Person that is a member of a group of which the Company is the common Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);

(k) the Company is not, and has not been, a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) no claim has ever been made by an Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction;

(m) the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n) none of the assets of the Company are an equity interest in an entity or arrangement classified as a partnership for United States federal, state or local income Tax purposes;

(o) the Company is, and has been at all times since October 1, 2018, treated as a corporation for United States federal income Tax purposes;

(p) the Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the Financial Statements and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law);

(q) the Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(r) the Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(s) the Company has not taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.14 Environmental Matters.

(a) The Company is and has for the past five (5) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) The Company has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by the Company, in each case so as to give rise to liability of the Company pursuant to any Environmental Laws.

(c) The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(d) The Company has not received written notice from any Governmental Entity or any Person that the Company is subject to any pending Action, Order or any actual or alleged liability (i) based upon any Environmental Law, including arising out of any act or omission of the Company or any of their respective employees, agents or Representatives, or (ii) relating to any Hazardous Substance, including claims arising out of the ownership, use, control or operation by the Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.15 Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list of all material Licenses and approvals held by the Company. To the Knowledge of the Company, the Company own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list of all material Company Benefit Plans and separately identifying each PEO Plan. With respect to each such Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any material modifications thereto; and (v) any related insurance contracts or funding arrangements. As applicable with respect to each PEO Plan, the Company has made available to Parent true, correct and complete copies of (i) the current summary plan description and each summary of material modifications thereto, (ii) the contract or agreement pursuant to which the professional employer organization provides such PEO Plans to the current and former employees of the Company, and (iii) with respect to any PEO Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter and an executed version of the PEO Plan document.

(b) Except as set forth on Schedule 3.16(b):

(i) No Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and the Company has no current or contingent obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan,” including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(ii) No Company Benefit Plan is and the Company has no current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and the Company has no current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(iii) Each Company Benefit Plan and related trust and, with respect to the Company’s participation thereunder and, to the Knowledge of the Company, each PEO Plan, has been established, administered, funded and maintained, in form and operation, in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan and, with respect to the Company’s participation thereunder and, to the Knowledge of the Company, each PEO Plan for all periods ending prior to or as of the date hereof have been timely made;

(iv) No liability, claim, Action, audit, investigation or litigation is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or, to the Knowledge of the Company, with respect to the Company’s participation thereunder, each PEO Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims) and neither the Department of Labor or the U.S. Internal Revenue Service (the “IRS”) has notified the Company in writing that it has commenced any audit or investigation of any Company Benefit Plan;

(v) Each Company Benefit Plan or PEO Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or adversely affect the qualification of such Company Benefit Plan or PEO Plan;

(vi) The Company has not incurred nor have any events occurred that would reasonably be expected to result in the imposition of any material penalty or Tax under Section 4980H or Section 4980D of the Code with respect to any Company Benefit Plan or any failure by the Company to comply with all applicable requirements under the Patient Protection and Affordable Care Act, and, to the Knowledge of the Company, the Company has not incurred nor have any events occurred that would reasonably be expected to result in the imposition of any material penalty or Tax under Section 4980H or Section 4980D of the Code with respect to any PEO Plan, and no Company Benefit Plan provides for material post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer or director of the Company, except as required by COBRA for which the covered person pays the cost of coverage as required under COBRA;

(vii) Neither the Company nor any current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would reasonably be expected to result in the imposition of a material penalty on the Company pursuant to Section 502 of ERISA, material damages to the Company pursuant to Section 409 of ERISA or a material tax on the Company pursuant to Section 4975 of the Code; and

(viii) The Company has not filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan with respect to which current or contingent liability to the Company remains.

(c) Neither the Company, nor any employee, equityholder, service provider (current or former) of the Company, is a party to any agreement, contract, arrangement or plan that has resulted or could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 3.16(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event), other than any arrangement or agreement entered into with Parent in connection with this Agreement, will, directly or indirectly, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Company, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(e) The Company maintains no obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(f) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 3.17 Labor Relationships.

(a) None of the Company’s employees are represented by a union, works council, or other labor organization or employee representative body, nor is the Company party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, or other labor organization or employee representative body. To the Knowledge of the Company, there are no, and within the past three (3) years have been no, pending or threatened union organizing or decertification activities relating to employees of the Company.

(b) There are no, and for the past three (3) years there have not been any pending or to the Knowledge of the Company, threatened walk outs, strikes, hand billing, picketing, lockouts, work stoppages or other material labor dispute against or affecting the Company.

(c) Except as would not result in material liability for the Company: (i) within the past three (3) years, the Company has paid all wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or policy, and (ii) each individual who has provided services to the Company within the past three (3) years and who is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes.

(d) To the Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee of independent contractor of the Company, to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secretes or proprietary information.

(e) The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates and/or benefits to workers.

(f) To the Knowledge of the Company, no officer, executive, or key employee of the Company intends to terminate his or her employment prior to the Closing.

(g) The Company has promptly, thoroughly, and impartially investigated all employment discrimination and sexual harassment claims which have been made by an employee within the past three (3) years. With respect to each such claim with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment. The Company does not reasonably expect to incur any Losses with respect to any such allegations.

(h) Schedule 3.17(h) sets forth by name, date (and if applicable, expected return date) and location all employees terminated by the Company (other than for cause) or furloughed by the Company within the ninety (90) days preceding the Closing Date (such schedule to be updated, as necessary, on or prior to the Closing Date). No mass employee layoff, facility closure (whether voluntary or by Order), reduction-in-force, furlough, or material reduction in salary or wages affecting employees of the Company has occurred within the past six (6) months or is, at the date hereof, planned by the Company or announced. The Company has taken all reasonable measures to protect its employees, consultants and customers with respect to COVID-19. The Company is, and during the past three (3) years the Company has been, in compliance in all material respects with the WARN Act.

Section 3.18 International Trade & Anti-Corruption Matters.

(a) Neither the Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b) The Company has implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Trade Control Laws. During the five (5) years prior to the date hereof, the Company has not, in connection with or relating to the business of the Company, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) The Company has not imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19 Certain Fees. No Parent Party nor the Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Equityholders or the Company or any of their respective Affiliates.

Section 3.20 Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Company. All such policies provide coverage sufficient for a business of the size and type operated by the Company. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by the Company with respect to any such policy. There is no pending material claim by the Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course as disclosed on Schedule 3.21, there are no transactions or Contracts between the Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of the Company on the other (except any transactions or Contracts that are not material to the Company). Except as set forth on Schedule 3.21, neither the Company nor their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Company) which is a Material Content Provider, Material Customer or Material Supplier, or material client, lessor, lessee, or competitor, of the Company.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in the Proxy Statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement.

Section 3.23 Content Providers, Customers, and Suppliers. Schedule 3.23 sets forth a list of the Company’s Material Content Providers, Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2019, and for the trailing six (6) month period ending June 30, 2020, showing (i) the approximate amount paid for such program and content, (ii) the approximate total sales by the Company to each such Material Customer and (iii) the approximate total purchases by the Company from each such Material Supplier, during each such period. No such Material Content Provider, Material Customer or Material Supplier listed on Schedule 3.23, has (a) terminated its relationship with the Company, (b) as of the date hereof, to the Knowledge of the Company, reduced its business with the Company or adversely modified its relationship with the Company, (c) as of the date hereof, to the Knowledge of the Company, notified the Company of its intention to take any such action and, to the Knowledge of the Company, no such Material Content Provider, Material Customer or Material Supplier is contemplating such an action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.24 Compliance with Laws. The Company is, and has been for the past five (5) years, in compliance in all material respects with all Laws, Orders and, during the period of their application, COVID-19 Measures, which are, in each case, applicable to its business, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Company. The Company has not received any notice of, or been charged with, the violation of any such Laws, Orders or COVID-19 Measures.

Section 3.25 Sufficiency of Assets. Except as would not reasonably be expected to be material to the Company, the Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Company constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Company after the Closing in the Ordinary Course.

Section 3.26 PPP Loan. The PPP Loan was obtained by the Company in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the Company’s final application for the PPP Loan. The Company has not received a notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements.

Section 3.27 Fundamental Change. This Agreement and the transactions contemplated hereby shall qualify as a Liquid Fundamental Change, as defined in the Certificate of Designations, as amended by the CoD Amendment. In connection with the Liquid Fundamental Change contemplated hereby and pursuant to the terms of the Certificate of Designations, as amended by the CoD Amendment, the Company Preferred Stock shall automatically convert into shares of Company Common Stock at a conversion rate per share equal to the then current Accrued Value of such shares (plus any accrued but unpaid dividends not included in the Accrued Value to but excluding the Conversion Date) divided by the Total Per Share Exchange Value.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDER

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Majority Stockholder to the Company and the Parent Parties concurrently with the execution of this Agreement (the “Stockholder Disclosure Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Majority Stockholder hereby represents and warrants to the Company and the Parent Parties, severally and not jointly, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1 Organization. The Majority Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2 Authority. The Majority Stockholder has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Majority Stockholder is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby have been (and such Ancillary Agreements to which the Majority Stockholder will be a party will be when delivered at the Closing) duly authorized by all necessary action on the part of the Majority Stockholder. This Agreement has been (and each of the Ancillary Agreements to which the Majority Stockholder will be a party will be when delivered at the Closing) duly executed and delivered by the Majority Stockholder and constitutes (and, with respect to each of the Ancillary Agreements to which the Majority Stockholder will be a party, will constitute when delivered at the Closing) the valid, legal and binding agreement of the Majority Stockholder (assuming that this Agreement has been, and the Ancillary Agreements to which the Majority Stockholder is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Majority Stockholder in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The CoD Written Consent has been executed by the Requisite Stockholders and remains in full force and effect as of the date hereof. The Merger Consent has been executed by the Majority Stockholder and remains in full force and effect as of the date hereof.

Section 4.3 Consents and Approvals; No Violations. Subject to the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in Section 5.4, and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, and except as set forth on Schedule 4.3 of the Stockholder Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Organizational Documents of the Majority Stockholder, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Majority Stockholder is a party or by which the Majority Stockholder or any of its assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of the Majority Stockholder (other than Permitted Liens), or (e) violate in any material respect any Law or Order applicable to the Majority Stockholder, except for violations or defaults which would not reasonably be expected to be material to the Majority Stockholder.

Section 4.4 Certain Fees. Neither Parent Party nor the Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Majority Stockholder or any of its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 5.1 Organization. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Parent Party is a party. Each of the Parent Parties is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, its activities, or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.2 Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative vote of the holders of a majority of the shares of Parent Common Stock and Parent Class B Stock, voting together as a single class, that are voted at the Parent Common Stockholders Meeting, is the only vote of the holders of Parent’s capital stock required to approve the Transaction Proposals, assuming a quorum is present (the “Parent Stockholder Approval”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Capitalization.

(a) Section 5.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of each of Parent and Merger Sub as of the date hereof. Parent is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Parent, and no Person other than Parent has any rights with respect to such equity securities of Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(b) The authorized capital stock of Parent consists of only 111,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Parent Common Stock, (ii) 10,000,000 shares of Parent Class B Stock and (iii) 1,000,000 shares of preferred stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 18,687,500 shares of capital stock, consisting of (A) 14,950,000 shares of Parent Common Stock, (B) 3,737,500 shares of Parent Class B Stock and (C) no shares of preferred stock. All of the shares of Parent Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement (including the Class B Conversion) and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class B Stock or Parent preferred stock, or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class B Stock or Parent preferred stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class B Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 5.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c) Parent has issued 12,215,000 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d) Each holder of any of the shares of Parent Class B Stock initially issued to Parent’s sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Stock pursuant to the Organizational Documents of Parent.

Section 5.4 Consents and Approvals; No Violations. Subject to the receipt of the Parent Stockholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Parent Report, the filing of the Proxy Statement, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, the Majority Stockholder’s representations and warranties contained in Section 4.3, and the representations and warranties of the Company and the Majority Stockholder contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of any Parent Party (other than Permitted Liens), or (e) violate in any material respect any Law or Order applicable to any Parent Party, except for violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 5.5 Financial Statements.

(a) The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (a) the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. The Parent has no material off-balance sheet arrangements that are not disclosed in the Parent Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since December 31, 2019, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared

Section 5.6 PIPE Investment. Parent has made available to the Company and the Stockholder Representative true, correct and complete copies of the Primary PIPE Agreements. As of the date of this Agreement, (a) the Primary PIPE Agreements (i) are in full force and effect without amendment or modification, (ii) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate) and, to the knowledge of Parent, each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity) and (iii) have not been withdrawn, terminated or rescinded in any respect; (b) the Primary PIPE Agreements constitute all of the Contracts and arrangements entered into between each of the Primary PIPE Investors and their Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, involving the availability of the funding in full of the Primary PIPE Investment as contemplated by the Primary PIPE Agreements; and (c) no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach on the part of Parent under the Primary PIPE Agreements. There are no conditions precedent or other contingencies related to the funding in full of the Primary PIPE Investment, other than as set forth in the Primary PIPE Agreements. As of the date of this Agreement, none of the Parent Parties has any reason to believe that any of the conditions to the Primary PIPE Investment would not reasonably be expected to be satisfied or that the Primary PIPE Investment would not reasonably be expected to be available in full on the Closing Date when required pursuant to this Agreement.

Section 5.7 No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the yearly period ended December 31, 2019, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since December 31, 2019 in the Ordinary Course, (b) incurred since December 31, 2019 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in any Parent filings with the SEC, (d) disclosed in this Agreement (or its schedules), or (e) which would not reasonably be expected to be material to such Parent Party.

Section 5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8 and as set forth in any Parent filings with the SEC, since the December 31, 2019:

(a) the Parent has conducted its business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect; and

(c) the Parent has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Company in accordance with Section 6.2.

Section 5.9 Litigation.

(a) Except as set forth on Schedule 5.8, for the past three (3) years, there have not been, and there are no material, Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of the Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

(b) The Parent has not filed any material suit, litigation, arbitration, claim or action against any other Person since its formation.

Section 5.10 Parent Material Contracts.

(a) Section 5.10(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of the Parent Material Contracts.

(b) The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.11 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 5.11:

(a) all income and other material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b) all Taxes due and owing by Parent have been paid in full;

(c) there are not now any extensions of time in effect with respect to the dates on which any Tax Return of the Parent were or are due to be filed;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full, accrued on the books of Parent or finally settled;

(e) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;

(f) Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g) there are no outstanding waivers or agreements by or on behalf of the Parent for the extension of time for the assessment of any Taxes or any deficiency thereof and the Parent has not waived any statute of limitations in respect of Taxes;

(h) there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet due and payable);

(i) Parent is not a party to any Tax allocation or sharing agreement under which Parent will have any liability for Taxes after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and does not have any liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);

(k) Parent is not and has not been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) no claim has ever been made by an Governmental Entity in a jurisdiction where Parent does not file Tax Returns that Parent may be subject to taxation by that jurisdiction;

(m) Parent is, and has been at all times since formation, treated as a corporation for United States federal income Tax purposes;

(n) Parent will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the financial statements of Parent and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law);

(o) Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(p) Parent has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(q) Parent has not taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.12 Compliance with Laws. Each Parent Party is, and has been for the past three (3) years, in compliance in all material respects with all Laws, Orders and, during the period of their application, COVID-19 Measures, which are, in each case, applicable to its business, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Parent Parties taken as a whole. No Parent Party has received any written notice of, or been charged with, the material violation of any such Laws, Orders or COVID-19 Measures.

Section 5.13 Certain Fees. Except as set forth on Section 5.13 of the Parent Disclosure Schedule, neither the Company nor any Equityholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Parent Parties or any of their Affiliates.

Section 5.14 Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 5.15 SEC Filings; NASDAQ; Investment Company Act.

(a) Parent has filed with or furnished to the SEC all Parent Reports.

(b) As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Since November 22, 2019, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock from NASDAQ or the SEC.

(f) Parent maintains disclosure controls and procedures (as defined by Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act).

(g) Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to Parent.

(h) Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.]

Section 5.16 Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent Reports). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 5.17 Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

Section 5.18 Trust Account.

(a) As of the date hereof, Parent has $150,065,071.60 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 14, 2016, by and between Parent and the Trustee (the ”Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 5.19 Affiliate Transactions. Except as described in the Parent Reports, there are no material transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

Section 5.20 Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s Representatives (except the specific representations and warranties of the Company and the Majority Stockholder expressly set forth in Articles III and IV, respectively, of this Agreement), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that: (a) neither the Company nor any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the due diligence materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and (b) neither the Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Section 5.21 Employees and Employee Benefits.

(a) No Parent Party or any subsidiary has ever employed any employees and no individuals provide, nor have any individuals ever provided, services to any Parent Party as an employee, consultant or independent contractor.

(b) No Parent Party has or could reasonably be expected to have any liability or obligation of any kind under ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of at any time being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.

Article VI
COVENANTS

Section 6.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 9.1, and (y) Closing, except as otherwise contemplated by this Agreement, or as consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall use commercially reasonable efforts to conduct its business in the Ordinary Course and in compliance in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain existing relationships with its Material Customers, Material Suppliers and Material Content Providers and other material business relationships with it; and

(b) the Company shall not effect any of the following:

(i) make any change in or amendment to its Organizational Documents;

(ii) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 6.1(b)(ii) shall not prevent (a) a Company Optionholder from otherwise exercising any or all vested Company Options held by such Company Optionholder in accordance with the applicable award agreement, (b) the granting of Company Options to new employees, officers or directors in the Ordinary Course (provided that such grants of Company Options do not include any single- or double-trigger acceleration provisions) or (c) the conversion of the Company Preferred Stock into Company Common Stock in connection with CoD Amendment as contemplated herein);

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets (including any Company Owned Intellectual Property) that are material to its business, other than non-exclusive licenses of Company Owned Intellectual Property granted in the ordinary course;

(v) amend in any adverse respect, terminate or extend any Company Material Contract or Lease or enter into a Contract or Lease which, had it been entered into prior to the date hereof, would have been a Company Material Contract or Lease;

(vi) (A) incur any Indebtedness in excess of $250,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person;

(vii) (A) grant or agree to grant to any employee, officer, director or independent contractor of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, change in control, retention, insurance or other compensation or benefits, except Ordinary Course annual merit increases or as required by applicable Law, (B) except as adopted in the Ordinary Course or as required by applicable Law, adopt or establish any new compensation or employee benefit plans or arrangements, or amend or terminate, or agree to amend or terminate, any existing Company Benefit Plans or PEO Plans, (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), other than set forth on Schedule 6.1(b)(vii), (D) make any bonus or incentive payments to any employee or officer outside of the currently effective bonus plan as has been made available to Parent and otherwise outside the Ordinary Course (for the avoidance of doubt, this Section 6.1(b)(vii) shall not prevent the granting of Company Options in accordance with Section 6.1(b)(ii) to new hires), (E) enter into any new employment, consulting or other compensation agreement (x) for which the annual base compensation to be paid is greater than $200,000 or (y) which is not terminable upon notice and without liability to the Company, except (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans or collective bargaining agreements of the Company in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Parent on or prior to the date hereof and set forth on Schedule 3.16(a), (F) modify in any material respect the terms of any existing employment, consulting or other compensation agreement, (G) terminate the employment or service of any employee or independent contractor whose total annual base compensation exceeds $200,000, other than for cause, or (H) hire any employee or independent contractor whose total annual base compensation exceeds $200,000;

(viii) (a) make, change or rescind any material Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (c) file any amended Tax Return or claim for a material Tax refund, (d) surrender any right to claim a refund of material Taxes, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into the Ordinary Course and not primarily related to Taxes), (f) fail to pay any Taxes that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (g) request any Tax ruling from a competent authority or, (h) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(ix) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company;

(x) except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi) unless required by applicable Law, (i) modify, extend, or enter into any collective bargaining agreement, works council agreement or any other Contract with any labor union, works council, or other labor organization, or (ii) recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Company;

(xii) implement or announce any employee layoffs, plant closings, furloughs, salary or wage reductions, work schedule changes or other actions that could require notice under the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”);

(xiii) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties;

(xiv) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the Ordinary Course;

(xv) make any material change to any of the cash management practices of the Company, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvi) make any material change to any of the marketing practices of the Company;

(xvii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings. proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company other than waivers, releases, assignments, settlements or compromises that do not exceed $150,000 individually or $300,000 in the aggregate;

(xviii) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) other than capital expenditures in an amount not to exceed $150,000 individually or $300,000 in the aggregate;

(xix) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(xx) enter into any new line of business;

(xxi) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than the Merger and the transactions contemplated hereunder;

(xxii) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company on the date of this Agreement;

(xxiii) take any action (other than actions explicitly permitted by this Agreement) that is reasonably likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxiv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1.

Section 6.2 Interim Operations of the Parent Parties

. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 9.1, and (y) Closing, except as otherwise contemplated by this Agreement, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year;

(b) other than as set forth on Schedule 6.2(b) (the “Permitted Financing”), issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Offer or the Merger at the Closing);

(d) authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Offer at the Closing);

(e) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f) incur any material Indebtedness;

(g) hire or retain any employees or independent contractors or consultants or take or permit to be taken any action which could result in liability under ERISA including by reason of being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.

(h)  (i) make, change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (iii) file any amended Tax Return or claim for a material Tax refund, (iv) surrender any right to claim a refund of material Taxes, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into in the Ordinary Course and not primarily related to Taxes), (vi) fail to pay any Taxes that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (vii) request any Tax ruling from a competent authority or, (viii) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(i) except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of such Parent Party (or change an annual accounting period);

(j) take any action (other than actions explicitly permitted by this Agreement) likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(k) make any amendment or modification to the Trust Agreement;

(l) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(m) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.2.

Section 6.3 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account (the “Available Cash”) in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.4 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement. The Parent Parties shall be solely responsible for the applicable filing fees due under the HSR Act. In addition to the foregoing, the Parent Parties agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby; provided, however that any costs incurred in connection with such consents shall be Company Transaction Expenses.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act and such initial filings shall request early termination of any applicable waiting period under the HSR Act; provided, that in the event the Federal Trade Commission or Antitrust Division of the Department of Justice is closed or not accepting such filings under the HSR Act, such deadline shall be extended day-for-day, for each Business Day such closure is in effect. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, the Company and Parent Parties will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (D) not agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); and (E) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.5 Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 6.5. Nothing in this Section 6.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to its potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Company.

Section 6.6 Supplemental Disclosure. From the date hereof through the Closing Date, each of the Company and the Parent Parties shall disclose any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 7.1 or Section 7.3, in the case of the Company, or Section 7.1 or Section 7.2, in the case of the Parent Parties, to be satisfied (each such disclosure, a “Supplement”), and if such failure cannot be cured within thirty (30) days of receipt of such Supplement by the other Party or, in any event, within two (2) Business Days prior to the Closing, then the other Party will be entitled to terminate this Agreement pursuant to Section 9.1(e) by delivery of a written termination notice to the Majority Stockholder or the Parent, as applicable within two (2) Business Days after delivery by the affected Party of such Supplement.

Section 6.7 Access to Information. Confidentiality. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and Closing, upon reasonable advance notice, the Company shall provide to Parent Parties and their representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company reasonably requested; provided that (a) such access shall be at the risk of Parent Parties and their representatives, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege, or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to its potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Company. Any access granted to Parent Parties or their representatives pursuant to this Section 6.7 may be limited to the extent that the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company. Parent shall promptly reimburse the Company for reasonable and documented out-of-pocket expenses the Company incurs to comply with any request made by or on behalf of Parent pursuant to this Section 6.7.

Section 6.8 Tax Matters.

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by Parent and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(b) Tax Returns, Audits and Cooperation.

(i) Parent, the Company, and the Majority Stockholder shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Parent shall prepare, or cause to be prepared, all Tax Returns of the Company for all Pre-Closing Tax Periods that are first due (taking into account any applicable extensions) after the Closing Date, including Tax Returns for Straddle Periods. Parent shall provide to the Majority Stockholder for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, copies of any such Tax Returns, the preparation or filing of which either (i) is inconsistent with past practice or (ii) could reasonably be expected to result in any indemnification obligation of the Equityholders pursuant to Section 10.17 at least ten (10) Business Days before the due date for filing such Tax Returns.

(iii) Parent shall promptly notify the Majority Stockholder upon receipt by Parent or any Affiliate of Parent of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period that are commenced prior to the complete release of the Indemnification Escrow Fund (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Parent shall keep the Majority Stockholder fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Parent shall have the right to represent the interests of the Company in any Tax Matter, provided that the Majority Stockholder shall be permitted to be present at, and to participate in (at the Majority Stockholder’s expense), any such Tax Matter that could reasonably be expected to result in any indemnification obligation of the Equityholders pursuant to Section 10.17. In addition, neither Parent nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that could reasonably be expected to result in any indemnification obligation of the Equityholders pursuant to Section 10.17 without the prior written consent of the Majority Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (together, the “FIRPTA Certificate”).

(d) Straddle Periods. In the case of Straddle Period, the amount of any Taxes based on or measured by income, payroll, sales or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, Taxes solely attributable to a transaction occurring outside of the Ordinary Course on the Closing Date after Closing shall not be attributable to a Pre-Closing Tax Period.

(e) Tax Treatment. Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). Except as required by applicable Law, the Parties shall not take any action, or fail to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.9 Directors’ and Officers’ Indemnification.

(a) Parent agrees to cause the Surviving Company to ensure, and the Surviving Company immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director or officer of the Company (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company is a party or bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without obtaining (i) an express, complete and unconditional release for any such Indemnified Person (and their respective directors, officers, employees and Representatives) and (ii) the written consent of such Indemnified Person. Without limiting the foregoing, at the Effective Time, the Surviving Company shall, and the Parent Parties shall cause the Surviving Company to, cause the Organizational Documents of the Surviving Company to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnified Persons no less favorable to the Indemnified Persons than as set forth in the Company Organizational Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons except as required by applicable Law until the sixth (6th) anniversary of the Effective Time.

(b) On or prior to the Closing Date, the Company shall purchase, through a broker of Company’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company’s existing policy, provided, that, in no event shall Parent or the Surviving Company be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by the Company and for such insurance policy for the year ended December 31, 2019. The amount paid by the Company under this Section 6.9(b) is referred to as the “Tail Premium.”

(c) From and after the Effective Time, the Parent Parties agree to cause the Surviving Company, and the Surviving Company immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of the Company occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Company, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Company shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 6.9 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Surviving Company contained in this Section 6.9 shall be binding upon the successors and assigns of the Parent Parties and the Surviving Company. In the event any of the Parent Parties or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made, as a condition to entering into any such transaction, so that the successors and assigns of any Parent Party or the Surviving Company, as the case may be, are required to honor the indemnification and other obligations set forth in this Section 6.9.

(e) The obligations of the Parent Parties and the Surviving Company under this Section 6.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

Section 6.10 Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the PCAOB Financial Statements, Parent shall, in accordance with this Section 6.10, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the transactions contemplated hereby and the Offer (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity for shares of Parent Common Stock to be redeemed in an amount not to exceed 13,930,662 (the “Offering Shares”) in conjunction with a stockholder vote on the transactions contemplated hereby, such proxy to be sent to the stockholders of Parent relating to the Parent Common Stockholders Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (B) the issuance of Parent Common Stock issuable pursuant to this Agreement at the Effective Time, (C) the adoption of an Omnibus Incentive Plan, previously approved by the Board of Directors of Parent, in form and substance as set forth in Exhibit K, with such changes as may be mutually agreed between Parent and the Company (the “Omnibus Plan”), and (D) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Parent shall mail the Proxy Statement to holders of Parent Common Stock and Parent Class B Stock of record, as of the record date to be established by the board of directors of Parent. The Company shall furnish all information concerning it and its Affiliates to the Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(b) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement, both preliminary and definitive, and any material amendment or supplement to the Proxy Statement and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall provide written notice (email permitted) to the Company upon filing any such documents with the SEC (including response to any comments from the SEC with respect thereto). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement or the Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v)  any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto, or (vii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any material requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(c) If at any time prior to the Parent Common Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(d) Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(e) The Company shall use its commercially reasonable efforts to promptly provide Parent with all information concerning the Company reasonably requested by Parent for inclusion in the Proxy Statement and any amendment or supplement thereto (if any). The Company shall cause the officers and employees of the Company to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(f) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article IX. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.10(f) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article IX.

(g) Parent shall use its reasonable best efforts to (i) cause the shares of Parent Common Stock to be issued to the Equityholders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 6.11 Parent Common Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the ”Parent Common Stockholders Meeting”), as soon as practicable following the SEC’s clearance of the Proxy Statement; provided that Parent may postpone or adjourn the Parent Common Stockholders Meeting on one or occasions upon the good faith determination by the Board of Directors of Parent that such postponement or adjournment is necessary to solicit additional proxies or obtain the approval of Transaction Proposals. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under applicable Law. Parent shall promptly, but in any event no later than 5 Business Days, notify the Company in writing of any final determination to make a Change in Recommendation. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether there shall be any Change in Recommendation.

Section 6.12 Section 16 of the Exchange Act

. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 6.13 Nonsolicitation.

(a) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal (except as otherwise required by Law), (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement (whether or not binding) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company or other structure or form.

Section 6.14 Termination of Agreements. The Company shall take all actions necessary to terminate each agreement between the Company, on the one hand, and any officer or director of the Company or any entity controlled by any such officer or director, on the other hand, including the Registration Rights Agreement, at or prior to the Effective Time in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 6.15 Merger Written Consent. Within two (2) hours of the execution of this Agreement, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 10.2) of the Merger Written Consent. To the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Merger Written Consent) deliver to any Company Stockholder who has not executed the Merger Written Consent (a) a notice of the taking of the actions described in the Merger Written Consent in accordance with Section 228 of the DGCL, and (b) the notice in accordance with Section 262 of the DGCL.

Section 6.16 Elections and Other Matters. From and after the Closing Date, each Parent Party shall not, and shall cause the Surviving Company not to, without the prior written consent of the Majority Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any Pre-Closing Tax Period of the Company.

Section 6.17 Approval of 280G Payments. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby would entitle any “disqualified individual” of the Company to a “parachute payment” (as such terms are defined in Section 280G of the Code), (a) the Company will use commercially reasonable efforts to solicit waivers from the intended recipients of such payments, benefits or other rights, which waivers shall provide that unless such payments or benefits are approved by the equityholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made; (b) no later than five (5) Business Days prior to obtaining such waivers, the Company shall provide drafts of such waivers to Parent for its review and comment, and shall reasonably consider any comments provided by Parent; and (c) no later than three (3) Business Days prior to the Closing, the Company may submit to the equityholders entitled to vote for approval, as provided under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto, any payments, benefits or other rights as to which any such individual has waived his or her rights that would otherwise entitle such individual to such a parachute payment, such that the payments, benefits or other rights to be received or retained by any disqualified individual, arising in whole or in part as a result of or in connection with the contemplated transactions, not be characterized as an “excess parachute payment” under Section 280G of the Code. If the Company seeks such vote pursuant to this Section 6.17, (i) the Company shall provide drafts of the applicable approval materials (including related calculations) a reasonable time prior to the vote and the Company shall provide drafts of such waivers to Parent for its review and comment, and shall reasonably consider any comments provided by Parent, and (ii) the Company shall deliver to Parent evidence that a vote of the Company’s equityholders was solicited in accordance with the foregoing provisions of this Section 6.17 and that either (A) the requisite number of votes was obtained (the “280G Approval”), or (B) that the 280G Approval was not obtained and no excess parachute payments shall be made.

Section 6.18 Release.

(a)  Effective as of the Effective Time, the Majority Stockholder on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (collectively, the “Stockholder Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) each Parent Party, Surviving Company, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of the Company at or prior to the Effective Time, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Stockholder Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to the Company, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or (ii) in the case of fraud or willful misconduct. The Stockholder Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

(b) Effective as of the Effective Time, each Parent Party and the Surviving Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Parent Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) the Equityholders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of the Company at or prior to the Effective Time, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Parent Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Equityholder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby or (ii) in the case of fraud or willful misconduct. The Parent Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

Section 6.19 Investor Rights Agreement. At the Closing, Parent and the Majority Stockholder shall enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”).

Section 6.20 PCAOB Financial Statements. The Company agrees to use commercially reasonable efforts to provide Parent, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2017, December 31, 2018 and December 31, 2019, in each case, prepared in accordance with GAAP (and not materially different than GAAP) (the “PCAOB Financial Statements”).

Section 6.21 Omnibus Plan. The board of directors of Parent and the Parent Common Stockholders shall, in consultation with the Company, approve and adopt the Omnibus Plan in the manner prescribed under the Code and other applicable Laws, effective as of the day before the Closing Date.

Section 6.22 Restricted Stock Agreement. At the Closing, Parent and the SWAG Sponsor shall enter into a Restricted Stock Agreement substantially in the form attached hereto as Exhibit E (the “Restricted Stock Agreement”).

Section 6.23 Parent Legal Expenses. The aggregate amount of Parent Legal Expenses shall not exceed $2,500,000.00, except with the prior written consent (email permitted) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.24 Forfeiture of SWAG Founder Warrants; Grant of Stock Options. On or immediately prior to the Closing, SWAG Sponsor shall enter into a forfeiture letter, in substantially the form attached hereto as Exhibit F, pursuant to which SWAG Sponsor shall forfeit 15% of the warrants to purchase Parent Common Stock issued to SWAG Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 19, 2019, by and between Parent and SWAG Sponsor. As soon as reasonably practicable following the Closing, (a) the Chief Executive Officer of Parent shall recommend to the Compensation Committee of the Parent Board (the “Compensation Committee”) the individuals (who shall be eligible participants under the Omnibus Plan) to whom fully vested Parent Options shall be granted, and the number of such Parent Options to grant to each such individual, not to exceed an aggregate number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock underlying the warrants forfeited by SWAG Sponsor pursuant to the immediately preceding sentence (the “Forfeited Warrant Shares”); and (b) the Compensation Committee shall consider such recommendation in good faith, and in any event, shall grant Parent Options pursuant to this Section 6.24 with respect to a number of shares of Parent Common Stock equal to the Forfeited Warrant Shares to eligible participants under the Omnibus Plan. The Parent Options granted as contemplated by this Section 6.24 shall have a per share exercise price equal to the greater of (i) “Fair Market Value” (as defined in the Omnibus Plan) of a share of Parent Common Stock on the date of grant and (ii) $11.50 per share. Such Parent Options (A) shall only be exercisable during the period commencing on November 22, 2020 and ending on the fifth (5th) anniversary of the Closing, (B) to the extent exercisable, any shares of Parent Common Stock received upon exercise of such Parent Options shall not be transferred, assigned or sold until the thirtieth (30th) day following the Closing Date, and (C) shall have such other terms and conditions as set forth in the Omnibus Plan and an award agreement issued pursuant to the Omnibus Plan.

Section 6.25 Resignations. At the Closing, Parent shall cause the resignation of each member of the Parent Board and each executive officer of Parent set forth on Schedule 6.25, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time.

Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting the consummation of either of the Merger and no Law shall have been adopted that makes consummation of either of the Merger illegal or otherwise prohibited;

(b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated;

(c) Transaction Proposals. The approval of the Transaction Proposals shall have been duly obtained in accordance with the DGCL, each Parent Party’s Organizational Documents and the rules and regulations of NASDAQ;

(d) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement;

(e) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing;

(f) Stockholder Approval. The Parent Stockholder Approval shall have been obtained;

(g) Proxy Statement. The SEC shall have informed Parent that it has no further comments on the Proxy Statement and Parent shall have filed the Proxy Statement in definitive form with the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of Parent Common Stock to be issued in the Merger shall have been obtained and shall be in effect and such shares of Parent Common Stock shall have been approved for listing on NASDAQ;

(h) Available Cash. The Available Cash transferred to the Surviving Company shall be equal to or greater than $60,000,000, and evidence thereof shall have been delivered to the Company to its reasonable satisfaction; and

(i) PIPE Investments. The Primary PIPE Investment Amount shall be available at the Closing.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Capitalization), Section 5.4(a) (Consents and Approvals; No Violations), Section 5.13 (Certain Fees), Section 5.14 (Organization of Merger Sub), Section 5.17 (Board Approval; Stockholder Vote), and Section 5.18 (Trust Account) (together, the “Parent Fundamental Representations”), the representations and warranties of the Parent Parties contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect (ignoring for the purposes of this Section 7.2(a) any qualifications by “materiality” contained in such representations or warranties). The Parent Fundamental Representations shall be true and correct in all respects (except Section 5.3 (Capitalization) which may have de minimis deviations) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date);

(b) Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b) hereof;

(d) Trust Account. (i) Parent shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed in accordance with this Agreement and the Trust Agreement, and (ii) there shall be no Legal Disputes pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder and pursuant to the Trust Agreement; and

(e) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) and of the Equityholders contained in Article IV shall be true and correct as of the date of this Agreement and as of Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 7.3(a) any qualifications by Material Adverse Effect or ”materiality” contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b);

(d) PPP Loan. If the terms of any loans received by the Company under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act guaranteed by the SBA (the “PPP Loan”) requires the consent of the U.S. Small Business Administration (“SBA”) to the transactions contemplated by this Agreement, either (i) the Parent Parties shall have received a copy of such consent or (ii) the Company shall have fully paid off such PPP Loan in each case, no later than five (5) Business Days prior to the Closing;

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(f) Release Letter. The Parent Parties shall have received a copy of a release letter, in a form reasonably acceptable to the Parent Parties, by and between the Majority Stockholder and Stifel Bank & Trust (“Stifel”), pursuant to which Stifel releases its security interest in the capital stock of the Company pledged to Stifel by the Majority Stockholder.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VIII
CLOSING

Section 8.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of Kirkland & Ellis LLP located at 555 California Street, 29th Floor, San Francisco, CA 94104, at 10:00 a.m. Eastern, or at such other place or at such other time as the Parties may agree in writing.

Section 8.2 Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the Escrow Agreement executed by the Majority Stockholder;

(d) the Payoff Letters, in a form reasonably acceptable to Parent;

(e) the Investor Rights Agreement executed by the Majority Stockholder and John Hendricks, Clint Stinchcomb, Tia Cudahy, Jason Eustace, Elizabeth Hendricks and Patrick Keeley; and

(f) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 8.3 Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a) the Escrow Agreement executed by the Parent Parties;

(b) the Parent Closing Certificate;

(c) the Investor Rights Agreement executed by Parent;

(d) the Restricted Stock Agreement executed by Parent and the SWAG Sponsor; and

(e) any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of the Parties;

(b) by the Parent Parties if the condition set forth in Section 7.3(e) cannot be satisfied or if there has been breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 7.3(a) or Section 7.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Parent Parties of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that no Parent Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 7.2(a) or Section 7.2(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Parent Breach is received by the Parent Parties (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by written notice by any Party if the Closing has not occurred on or prior to January 31, 2021 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(e) by the Company or a Parent Party within two (2) Business Days of receipt by such Party of a Supplement delivered pursuant to Section 6.7 which discloses any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 7.1 or Section 7.3, with respect to the Parent Parties, or Section 7.1 or Section 7.2, with respect to the Company, to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such Supplement or, in any event, within two (2) Business Days prior to the Closing;

(f) by the Company if there has been a Change in Recommendation; and

(g) by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 9.2, Section 6.5 (Public Announcements), Section 10.1 (Fees and Expenses), Section 10.2 (Notices), Section 10.3 (Severability), Section 10.7 (Consent to Jurisdiction, Etc.), Section 10.9 (Governing Law), Section 10.15 (No Recourse), and Section 10.18 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise expressly provided herein, the Parent Transaction Expenses and the Company Transaction Expenses shall be paid by the Company at the Closing in accordance with Section 2.4(b).

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

Attention: Jonathan Huberman

Telephone: (310) 991-4982

E-mail: jon@softwareaqn.com

with a copy (which shall not constitute notice) to:

555 California Avenue, Suite 2700

San Francisco, CA 94104
Attention: Stuart E. Casillas, P.C.; Erin M. Blake
Facsimile No.: (415) 439-1301
Email: casillas@kirkland.com; erin.blake@kirkland.com

If to the Company (prior to the Closing) to:

c/o CuriosityStream Inc.
8484 Georgia Ave., Suite 700

Silver Spring, MD 20910

Attention: Clint Stinchcomb
Email: clint@curiositystream.com

with a copy (which shall not constitute notice) to:

Arnold & Porter LLP
250 West 55th Street
New York, NY 10019
Attention: Christopher Peterson
Email: Christopher.peterson@arnoldporter.com

If to the Majority Stockholder to:

c/o Hendricks Factual Media LLC
8484 Georgia Ave., Suite 700

Silver Spring, MD 20910

Attention: John Hendricks
Email: john.hendricks@hihllc.com

with a copy (which shall not constitute notice) to:

Arnold & Porter LLP

250 West 55th Street

New York, NY 10019

Attention: Christopher Peterson

Email: Christopher.peterson@arnoldporter.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 10.5 No Third Party Beneficiaries. Except as otherwise provided in Section 6.9, Section 6.20 and Section 10.15, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Equityholders to pursue damages in the event of a material breach of this Agreement by any of the Parent Parties, in which event the damages recoverable by the Company for itself and on behalf of the Equityholders shall be determined by reference to the total amount that would have been recoverable by the Equityholders if all such Equityholders brought an action against the Parent Parties and were recognized as intended third party beneficiaries hereunder.

Section 10.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7 Consent to Jurisdiction, Etc.. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 10.10 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 10.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 10.13 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 10.14 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 10.15 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.16 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words ”without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Company or the Majority Stockholder shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Cheetah” online data site hosted by Datasite at https://datasiteone.merrillcorp.com/manda/project/5b637ac5d6ffc5000fc7cc0d at least two (2) Business Days prior to the date hereof, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 10.17 Indemnification and Survival

(a) Parent and its officers, managers, members, employees, agents and Affiliates (including the Surviving Company) (each, a “Parent Indemnitee”) shall be entitled to indemnification, compensation and reimbursement with respect of (1) any inaccuracies in, or any breach of, any representation or warranty of the Company or the Majority Stockholder contained in this Agreement (including any schedule or exhibit attached hereto), (2) the breach or nonperformance of any covenant of the Majority Stockholder contained in this Agreement (including any schedule or exhibit attached hereto), and (3) the exercise of appraisal or dissenters rights by any Company Stockholder (it being agreed that only Losses in excess of the amount such Person would have received in respect of such Person’s shares of Company Stock if such Person had received such Person’s portion of the final Merger Consideration in respect thereof and not exercised such appraisal or dissenters rights shall constitute a Loss), from the Indemnification Escrow Amount hereunder, from and against any and all losses, liabilities, claims, damages, diminution in value, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ and accountants’ fees and costs) and disbursements (collectively, “Losses”); provided, however, that, notwithstanding anything to the contrary in this Agreement, other than in the case of fraud or willful misconduct, no Parent Indemnitee shall be entitled to indemnification under this Section 10.17(a) against any Losses (whether direct or indirect) if such Losses arise out of or result from, in whole or in part, the Requisite Stockholders’ approval of, or the execution, filing or effectiveness of, the CoD Amendment.

(b) Parent shall compensate and reimburse the Equityholders from and against any and all Losses, regardless of whether such Losses relate to any third party claim, based upon, arising out of or otherwise relating to or in respect of (i) any inaccuracies in any representation or warranty of the Parent Parties contained in this Agreement (including any schedule or exhibit attached hereto) or (ii) any breach or nonperformance of any covenant or agreement of the Parent Parties or the Surviving Company contained in this Agreement (including any schedule or exhibit attached hereto).

(c) Each of the representations and warranties of the Company, the Parent Parties and the Majority Stockholder contained in this Agreement (including in any schedule or exhibit attached hereto) or in any Ancillary Agreement shall survive the Closing of the transactions contemplated hereby for a period of twelve (12) months (the date that is last day of such twelve (12)-month period, the “Expiration Date”), after which no claim for indemnification for the breach of any representation or warranty contained in this Agreement (including any schedule or exhibit attached hereto) or in any Ancillary Agreement may be brought provided, however, that (i) the “Expiration Date” for any Liability Claim relating to a breach of the Parent Fundamental Representations and the Company Fundamental Representations shall be a period of seven (7) years, and (ii) any Liability Claim pending on the applicable Expiration Date for which a Claims Notice has been given in accordance with this Section 10.17 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements contained in this Agreement (including any schedule or exhibit attached hereto) shall survive until such covenants and agreements are fully satisfied and require no performance or forbearance.

(d) Notwithstanding anything to the contrary contained in this Agreement (including any schedule or exhibit attached hereto), the following limitations on indemnification shall apply:

(i) The Parent Indemnitees shall not be entitled to indemnification under Section 10.17(a) for any individual or series of related Losses which do not exceed fifty thousand dollars $50,000 (which Losses shall not be counted towards the other limits in this Section 10.17(d)).

(ii) The Parent Indemnitees shall not be entitled to indemnification under Section 10.17(a) unless and until the aggregate amount of Losses of the Parent Indemnitees exceeds one million dollars ($1,000,000) (the “Basket”), after which the Parent Indemnitees shall be entitled to recover the full amount of such Losses. Notwithstanding the foregoing, the Basket shall not apply to any Losses with respect to any inaccuracies in, or any breach of, any Company Fundamental Representation or any claim arising out of fraud criminal activity or intentional representation.

(iii) The Parent Indemnitees shall not be entitled to indemnification under Section 10.17(a) in excess of the then-available Indemnification Escrow Amount (the “Cap”); provided that the Company Fundamental Representations shall not be subject to the Cap.

(e) For the purposes of (i) determining whether there is an inaccuracy in, or breach of, any representation or warranty made by the Company or the Majority Stockholder in this Agreement (including in any schedule or exhibit attached hereto) or in any Ancillary Agreement and (ii) calculating the amount of Losses in connection therewith, any materiality, Material Adverse Effect, “in all material respects” or similar qualifications in such representation or warranty the inclusion of which would limit or potentially limit the Losses recoverable by the Parent Indemnitees hereunder shall be disregarded (as if such words or phrases were deleted from such representation or warranty).

(f) In addition to any and all other remedies hereunder or at Law or in equity, Parent shall be entitled to recover any monetary indemnification payment, monetary payment or other specified monetary amounts due to any Parent Indemnitee hereunder by retaining and setting off such monetary amount (regardless of whether such monetary amount has been liquidated or reduced to judgment) against any amounts due or to become due from Parent or the Surviving Company to the Equityholders (or their Affiliates) hereunder or under any Ancillary Agreement.

(g) As soon as is reasonably practicable after the Equityholders, on the one hand, or a Parent Indemnitee, on the other hand, becomes aware of claim, whether direct or from a third party claim, that such party has under Section 10.17(a) that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (or to the Majority Stockholder, if the Indemnified Party is a Parent Indemnitee) (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.17(g) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, in each case, except to the extent that such delay or failure has materially prejudiced the Indemnifying Party.

(h) With respect to any Liability Claim arising from a third party claim asserted against the Indemnified Party, except for Tax Matters that shall be governed by Section 6.8(b)(iii), the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice from the Indemnified Party, to assume and conduct the defense of such third party claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such third party claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) third party claim solely seeks (and continues to seek) monetary damages; (iv) third party claim does not include criminal charges and (v) Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Liability Claim associated with the third party claim (the conditions set forth in clauses (i) through (v), collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a third party claim in accordance with this Section 10.17(h), the Indemnified Party may continue to defend such third party claim. If the Indemnifying Party has assumed the defense of a third party claim as provided in this Section 10.17(h), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such third party claim; provided, however, that if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third party claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnified Party shall have the right to participate in (but not control), at its own expense, the defense of any third party claims that is being defending by the Indemnifying Party. The Indemnifying Party, if it has assumed the defense of any third party claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, such third party claim that (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such third part claim, (y) grants any injunctive or equitable relief or (z) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.

(i) Subject to this Section 10.17 and pursuant to the terms set forth in the Escrow Agreement, the Escrow Agent shall hold the Indemnification Escrow Amount in the Indemnification Escrow Fund until the date that is last day of the twelve (12)-month period following the Closing (the “Indemnification Escrow Release Date”). Promptly following the Indemnification Escrow Release Date (but in no event later than two (2) Business Days thereafter), the Majority Stockholder and Parent shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to distribute to the Exchange Agent, on behalf of the Company Stockholders, any remaining Indemnification Escrow Amount in the Indemnification Escrow Fund less the Indemnification Escrow Amount in the Indemnification Escrow Fund equal to the aggregate value of all unsatisfied or disputed indemnifiable Losses set forth in any Claims Notice delivered to the Majority Stockholder on or prior to the Indemnification Escrow Release Date in accordance with this Section 10.17. Any portion of the Indemnification Escrow Amount held by the Escrow Agent following the Indemnification Escrow Release Date with respect to pending but unresolved claims for indemnification pursuant to this Section 10.17 that is not awarded to Parent upon the resolution of such claims shall be promptly distributed by the Escrow Agent to the Exchange Agent, on behalf of the Company Stockholders. Parent and the Majority Stockholder shall, promptly after final resolution of such pending claims (but in no event later than two Business Days thereafter), execute a joint instruction to release such amounts from the Indemnification Escrow Fund in accordance with such final resolution thereof.

Section 10.18 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Company and the Majority Stockholder acknowledge that they have read the prospectus dated November 19, 2019 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Company and the Majority Stockholder further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by May 22, 2021, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Company and the Majority Stockholder s, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

SOFTWARE ACQUISITION GROUP INC.

By:	/s/ Jonathan Huberman
	Name:	Jonathan Huberman
	Title:	Chairman, CEO & CFO

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

CS MERGER SUB, INC.

By:	/s/ Jonathan Huberman
	Name:	Jonathan Huberman
	Title:	Chairman, CEO & CFO

[Signature Page to Agreement and Plan of Merger]

COMPANY:

CURIOSITYSTREAM INC.

By:	/s/ Clint Stinchcomb
	Name:	Clint Stinchcomb
	Title:	Chief Executive Officer

MAJORITY STOCKHOLDER:

HENDRICKS FACTUAL MEDIA LLC

By:	/s/ John Hendricks
	Name:	John Hendricks
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Accrued Value” shall have the meaning set forth in the Certificate of Designations.

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, grievances, complaints, proceedings, audits, inquiries, investigations or reviews.

“Adjustment Amount” means the sum of (i) the Estimated Net Working Capital Surplus, if any; plus (ii) the Estimated Closing Cash; minus (iii) the Estimated Closing Indebtedness; minus (iv) the Estimated Net Working Capital Deficit, if any; minus (v) the Working Capital Escrow Amount; minus (vii) the Indemnification Escrow Amount.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Aggregate Exercise Price” means the aggregate exercise price that would be payable by the Company Option Holders upon the exercise of all Company Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means the Confidentiality Agreement, the Investor Rights Agreement, the Escrow Agreement, the Exchange Agent Agreement, the Restricted Stock Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Base Exchange Value” means $302,098,500.

“Business Combination” has the meaning given to such term in the Certificate of Incorporation of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Company as of the Closing, measured in accordance with GAAP and absent any effects of the transactions contemplated hereby. For the avoidance of doubt, Cash and Cash Equivalents shall not include Restricted Cash, any cash overdrafts, issued but uncleared checks or other negative balances.

“Cash Deficit” means the amount, if any, by which the Estimated Closing Cash is greater than the Final Closing Cash.

“Cash Surplus” means the amount, if any, by which the Final Closing Cash is greater than the Estimated Closing Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Company Benefit Plan” means each Employee Benefit Plan (that is not a PEO Plan) that is maintained, sponsored, contributed to, or required to be contributed to by the Company or with respect to which the Company has any current or contingent liability or obligation, including, solely in the case of an Employee Benefit Plan subject to the provisions of Title IV of ERISA, on account of any ERISA Affiliate.

“Company Common Stock” means collectively, the Class A common stock, par value $0.01 per share, of the Company and the Class B common stock, par value $0.01 per share, of the Company.

“Company Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems.

“Company Dissenting Shares” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.8(b) (Absence of Certain Changes), and Section 3.27 (Fundamental Change).

“Company Option” means a stock option to purchase or acquire Company Common Stock granted by the Company under the Company Option Plan or otherwise.

“Company Option Holder” means a holder of Company Options.

“Company Option Plan” means the CuriosityStream Amended and Restated Stock Option Plan.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by the Company, including all Company Products.

“Company Preferred Stock” means the Series A convertible preferred stock, par value $0.01 per share, of the Company.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products.

“Company Products” means all Software, including any of the foregoing currently in development, from which the Company has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all registrations, issuances, and applications for Company Owned Intellectual Property, including any of the foregoing set forth on Schedule 3.10(a).

“Company Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, in each case that is owned, solely used by, or under the control of the Company in the conduct of its business.

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Company, the Majority Stockholder or the Equityholders (but, with respect to the Majority Stockholder or the Equityholders, only to the extent the Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement and/or sale process and/or IPO consideration conducted by the Company prior to pursuing the transactions contemplated by this Agreement, including, without limitation, (a) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the transactions contemplated hereby and payable by the Company in connection with the consummation of the transactions contemplated by this Agreement, (b) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (b) in each case, to the extent not paid at or prior to the Closing by the Company, the Majority Stockholder or the Equityholders (including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act), and (c) the Tail Premium.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 10, 2020, by and between Parent and the Company.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which the Company is a party and is bound.

“Conversion Date” shall have the meaning set forth in the Certificate of Designations.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act and FFCRA.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, data security or security breach notification requirements applicable to the Company, the conduct of the business or any of the Company Systems or any Company Data: (i) applicable Laws (including the California Online Privacy Protection Act of 2003 (CalOPPA), General Data Protection Regulation (GDPR) (EU) 2016/679) and California Consumer Privacy Act (CCPA), (ii) industry standards applicable to the industry in which the Company’s business operates (including the Payment Card Industry Data Security Standard (PCI DSS)), (iii) contractual obligations by which the Company is bound, and (iv) the Company’s own rules, policies and procedures.

“Employee Benefit Plan” means ”employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, health or welfare benefit, post-employment welfare fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to the Company issued pursuant to Environmental Laws.

“Equityholders” means the Company Stockholders and the Company Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, solely with respect to Employee Benefit Plans subject to Title IV of ERISA, any Person that together with the Company is or was, at a relevant time, treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, by and among Parent, the Majority Stockholder and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent and the Exchange Agent, substantially in the form attached hereto as Exhibit H.

“FFCRA” means the Families First Corona Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Final Closing Cash” means the aggregate amount of Closing Cash set forth in the Final Closing Statement.

“Final Closing Indebtedness” means the aggregate amount of Closing Indebtedness set forth in the Final Closing Statement.

“Final Closing Net Working Capital” means the aggregate amount of Closing Net Working Capital set forth in the Final Closing Statement.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.9.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, and (iii) the Indebtedness Deficit, if any, is greater than (b) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, and (iii) the Indebtedness Surplus, if any.

“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, is greater than (b) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any.

“Fully Diluted Shares” means, as of the time of determination, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of such time, plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the aggregate number of shares of Preferred Stock issued and outstanding as of such time, assuming that such conversion is triggered by the Merger and the Merger constitutes a Fundamental Change under the terms of and in accordance with the requirements of the Certificate of Designations.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is governed by or subject to applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Implied Total Merger Consideration” means the Base Exchange Value plus or minus the Adjustment Amount.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, (g) for outstanding severance obligations and any accrued, but unpaid, annual bonus obligations, (h) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (i) in respect of dividends declared or distributions payable, (j) for any unpaid Taxes related to a Pre-Closing Tax Period, calculated for any Straddle Period in accordance with Section 6.8(d), (k) incurred in connection with the PPP Loan, to the extent not subject to forgiveness and (l) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.

“Indebtedness Deficit” means the amount, if any, by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness.

“Indebtedness for Borrowed Money” shall mean the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company pursuant to the instruments set forth on Exhibit I.

“Indebtedness Surplus” means the amount, if any, by which the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness.

“Indemnification Escrow Amount” means the number of shares of Parent Common Stock having a fair market value equal to five (5) percent of the aggregate Merger Consideration, as mutually agreed upon by the Parties.

“Indemnification Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Intellectual Property” means all intellectual property and other proprietary rights throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice); (c) copyrights and all works of authorship (whether or not copyrightable); (d) registrations and applications for any of the foregoing; (e) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases, and proprietary rights in confidential information; (f) Software; (g) rights of privacy and publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h) moral rights.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of the Company” means the knowledge of John Hendricks, Tia Cudahy, Clint Stinchcomb and Jason Eustace.

“Law” means any common law, statutes, rules, acts, codes, regulations, ordinances, determinations or Orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Company taken with the consent of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Company required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Company operates, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (l) the failure by the Company to take any commercially reasonable action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in the Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (b) and (f) through (j) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Company taken as a whole, relative to other participants in the same business as the Company (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (n) above).

“Material Content Provider” means each of the top fifteen (15) program and content providers of the Company based on amounts paid for such programs and content during the six (6) months ended June 30, 2020.

“Material Customer” means each of the top fifteen (15) customers of the Company based on amounts paid for goods or services during the six (6) months ended June 30, 2020.

“Material Supplier” means (a) each of the top ten (10) suppliers and vendors of goods and services to the Company based on amounts paid for goods or services during the six (6) months ended June 30, 2020, (b) any sole source supplier of any good or services of the Company, other than any sole source supplier providing goods or services for which the Company can readily obtain a replacement supplier without a material increase in the cost of supply and (c) any manufacturer of any goods of the Company, other than any manufacturer manufacturing or producing goods for which the Company can readily obtain a replacement manufacturer without a material increase in the cost of supply.

“Net Working Capital” means (a) the consolidated current assets of the Company (excluding Cash and Cash Equivalents), minus (b) the consolidated current liabilities of the Company excluding all Indebtedness, in each case, as of 11:59 pm on the day prior to the Closing Date and in accordance with GAAP. The Working Capital Guidelines attached hereto as Exhibit J is included for illustrative purposes only.

“Net Working Capital Deficit” means the amount by which the Estimated Closing Net Working Capital is greater than the Final Closing Net Working Capital.

“Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Open Source Software” means any Software that is licensed pursuant to: (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); and (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or used in such license.

“Option Exchange Ratio” means (a) the Unadjusted Per Share Value divided by (b) the Reference Price.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Parent Class B Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Legal Expenses” means the fees, costs and expenses of legal counsel incurred by the Parent Parties in connection with the transactions contemplated hereby.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent Parties taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Parent Parties taken with the consent of the Company pursuant to this Agreement, (d) actions or omissions of the Parent Parties required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Company and its Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof following the date of this Agreement, (i) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Company in connection with the transactions contemplated hereby or (k) the failure by the Parent Parties to take any commercially reasonable action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof; provided, that the matters described in clauses (b) and (f) through (j) shall be included in the term “Parent Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Parent Parties taken as a whole, relative to other participants in the same business as the Parent Parties (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (k) above).

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since November 19, 2019 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Stockholders” means the holders of Parent Common Stock or Parent Class B Stock.

“Parent Transaction Expenses” means the fees, costs and expenses incurred by the Parent Parties in connection with the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors and accountants and the Parent Legal Expenses.

“Parent Warrant” means each warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock at the same price per share as each Parent Warrant as of the Effective Time.

“Payoff Letters” means the payoff letters from each lender of Closing Indebtedness relating to Indebtedness for Borrowed Money evidencing the aggregate amount of such Closing Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of the Company will be released.

“PEO Plan” means any Employee Benefit Plan that is maintained by a professional employer organization for the benefit of current or former employees of the Company under an arrangement between the Company and such professional employer organization.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building codes, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or the operation of the business conducted thereon, (e) Liens securing the Indebtedness of any the Company to be released on or prior to Closing and (f) in the case of Intellectual Property, non-exclusive licenses that are granted to the Company incidental to the receipt of services by the Company or are granted by the Company to a third party in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium) or that is otherwise protected by the Data Security Requirements.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date Straddle Period.

“Pro Rata Percentage” means, as of any time of determination, with respect to each Company Stockholder, the percentage equal to the number of shares of Company Stock owned by such Company Stockholder divided by the number of Fully Diluted Shares.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon:  (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Reference Price” means the value of the funds held in the Trust Account (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the Business Day immediately preceding the date of Closing (and excluding, for the avoidance of doubt, the proceeds of any Primary PIPE Investment deposited into the Trust Account), divided by the number of outstanding shares of Parent Common Stock as of the close of business on the Business Day immediately preceding the date of Closing.

“Registration Rights Agreement” means that certain registration rights agreement dated November 20, 2018 by and between the Company and Stifel, Nicolaus & Company, Incorporated.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Requisite Stockholders” means the Majority Stockholder, Blum Capital, TimesSquare Capital Management, LLC and Hendrick Carlson Descendants Trust.

“Restricted Cash” means cash security deposits made by the Company or any Subsidiary of the Company, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company or any of its Subsidiaries.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation.

“Stock Amount” means the number of shares of Parent Common Stock equal to (a) the Total Per Share Exchange Value divided by (b) the Reference Price.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. “Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“SWAG Sponsor” means Software Acquisition Holdings, LLC, a Delaware limited liability company.

“Target Net Working Capital” means negative $8,826,741.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes).

“Total Per Share Exchange Value” means (a) the Implied Total Merger Consideration divided by (b) the number of Fully Diluted Shares immediately prior to the Effective Time.

“Transactions” means the transactions contemplated by this Agreement, the Ancillary Agreements, and the PIPE Agreements to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unadjusted Per Share Value” means (a) (i) the Base Exchange Value, (ii) plus or minus the Adjustment Amount, plus (iii) the Working Capital Escrow Amount plus (iv) the Indemnification Escrow Amount, plus (v) the Aggregate Exercise Price divided by (b) (A) the Fully Diluted Shares plus (B) the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding as of immediately prior to the Effective Time.

“Working Capital Escrow Amount” means the number of shares of Parent Common Stock having a fair market value equal to $200,000.

“Working Capital Escrow Fund” has the meaning given to such term in the Escrow Agreement.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Approval	6.17
Accounting Firm	2.9(d)
Accounts	3.10(a)
Acquisition Proposal	6.13(b)
Agreement	Preamble
Available Cash	6.3
Basket	10.17(d)(ii)
Cap	10.17(d)(iii)
Certificate of Designations	Section 3.3
Certificate of Merger	1.2
Change in Recommendation	6.11
Claims Notice	10.17(g)
Closing	8.1
Closing Cash	2.9(b)
Closing Company Transaction Expenses	2.1(a)(iv)
Closing Date	8.1
Closing Date Capitalization Statement	2.1(a)(i)
Closing Date Financial Certificate	2.1(a)(ii)
Closing Date Indebtedness Statement	2.1(a)(iii)

Closing Indebtedness	2.9(b)
Closing Net Working Capital	2.9(b)
Closing Parent Transaction Expenses	2.1(d)
CoD Amendment	3.2
Company	Preamble
Company Closing Certificate	7.3(c)
Company Intellectual Property	3.10(c)
Company Letter of Transmittal	2.7(a)
Company Material Contracts	3.12
Compensation Committee	6.24
Consideration	2.5(a)
DGCL	Recitals
Effective Time	1.2
Stockholder Releasors	6.18(a)
Estimated Closing Cash	2.1(a)(ii)
Estimated Closing Indebtedness	2.1(a)(iii)
Estimated Closing Net Working Capital	2.1(a)(ii)
Exchange Agent Fund	2.3(a)
Expiration Date	10.17(c)
Financial Statements	3.6
Forfeited Warrant Shares	6.24
Indemnification Escrow Release Date	10.17(i)
Indemnified Party	10.17(g)
Indemnified Persons	6.9(a)
Indemnifying Party	10.17(g)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
Investor Rights Agreement	6.19
IRS	3.16(b)(iv)
Lease	3.9(c)
Leased Real Property	3.9(b)
Liability Claim	10.17(g)
Losses	10.17(a)
Majority Stockholder	Preamble
Merger Consideration	2.2(a)
Merger Consideration Adjustment	2.9(a)
Merger Sub	Preamble
Merger	Recitals
Nonparty Affiliates	10.15
Notice of Disagreement	2.9(c)
Offer	Recitals
Offering Shares	6.10(a)
Omnibus Plan	6.10(a)
Outside Date	9.1(d)
Parent	Preamble
Parent Board Recommendation	6.11

Parent Closing Certificate	7.2(c)
Parent Common Stockholders Meeting	6.11
Parent Disclosure Schedule	Article V
Parent Fundamental Representations	7.2(a)
Parent Indemnitee	10.17(a)
Parent Option	2.6(a)
Parent Parties	Preamble
Parent Releasors	6.18(b)
Parent Stockholder Approval	5.2
Parent Warrants	5.3(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	6.20
Permitted Financing	6.2(b)
PPP Loan	7.3(d)
Preliminary Closing Statement	2.9(b)
Primary PIPE Agreements	Recitals
Primary PIPE Investment	Recitals
Primary PIPE Investment Amount	Recitals
Primary PIPE Investors	Recitals
Prospectus	10.18
Proxy Statement	6.10(a)
Requisite Company Approval	3.2
Restricted Stock Agreement	Section 6.22
Schedules	Article III
Section 16	6.12
Social Media Terms	3.10(a)
Stockholder Disclosure Schedules	Article IV
Supplement	Section 6.6
Surviving Company	Recitals
Tax Matter	6.8(b)(iii)
Tail Premium	6.9(b)
Terminating Company Breach	9.1(b)
Terminating Parent Breach	9.1(c)
Trade Control Laws	3.18(a)
Transaction Proposals	6.10(a)
Trust Account	5.18(a)
Trust Agreement	5.18(a)
Trust Amount	5.18(a)
Trustee	5.18(a)
WARN Act	6.1(b)(xii)
Merger Written Consent	Recitals

Annex A

Accelerated Option Vesting

If a Listed Participant’s (as defined below) employment is terminated by Parent or any of its subsidiaries or any successor other than for Cause (as defined below), or by the Listed Participant with Good Reason (as defined below), in each case, during the two-year period following the Closing Date, then (1) any portion of any Parent Option (as defined in Section 2.6) then held by such Listed Participant that is then unvested shall immediately vest in full, and (2) any Parent Option (as defined in Section 2.6) then held by such Listed Participant (whether vested pursuant to this Annex A or otherwise) shall remain outstanding and exercisable until the earlier of (a) three (3) months after the effective date of the Listed Participant’s termination of employment and (ii) the expiration of the term of such Parent Option. The documentation evidencing Parent Options that were granted prior to the Effective Time and held by the Listed Participant as of the Effective Time shall incorporate the forgoing provision.

“Listed Participants” means the following individuals: Tia Cudahy; Jason Eustace; Devin Emery; and Andre Silva.

For purposes of this Annex A and the documentation evidencing the applicable Parent Option:

“Cause” means: (a) the Listed Participant’s commission of any material crime involving fraud, theft, or false statements or any crime that is a felony; (b) the Listed Participant’s breach of fiduciary duty, willful misconduct or gross negligence in performing his or her employment-related duties for Parent or any of its subsidiaries that is not cured, if susceptible to cure, within 30 days following written notice to the Listed Participant of such failure; (c) the Listed Participant’s willful and continued failure to perform his or her material employment-related duties for Parent or any of its subsidiaries that is not cured, if susceptible to cure, within 30 days following written notice to the Listed Participant of such failure; (d) the Listed Participant’s willful violation of any material policy of Parent or any of its subsidiaries as in effect from time to time (including, without limitation, policies governing discrimination or harassment) that is not cured, if susceptible to cure, within 30 days following written notice to the Listed Participant of such failure; (e) the Listed Participant’s illegal possession of a controlled substance, use of illegal drugs, repetitive abuse of alcohol, or other behavior that materially interferes with the performance of the Listed Participant’s duties to Parent or its subsidiaries or that compromises the integrity and reputation of the Listed Participant or Parent or its subsidiaries; or (f) the Listed Participant’s material breach of any noncompetition or nonsolicitation agreement to which the Listed Participant is a party with Parent or any of its subsidiaries.

“Good Reason” means, in the absence of a written consent of the Listed Participant: (a) a material diminution of the Listed Participant’s duties, title, authority, reporting lines or responsibilities (it being understood and agreed that any changes to a Listed Participant’s duties, title, authority, reporting lines or responsibilities in connection with the transactions contemplated by this Agreement that are instituted on or prior to the Effective Time shall not constitute Good Reason); (b) a material reduction of the Listed Participant’s annual base salary or annual target bonus opportunity; or (c) a material breach by Parent or any of its subsidiaries of any written agreement between the Listed Participant, on the one hand, and Parent or any of its subsidiaries, on the other hand; provided, however, that, it shall be a prerequisite of any such termination for Good Reason that the Listed Participant shall have given Parent written notice within thirty (30) days following the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given Parent thirty (30) days to cure any such Good Reason prior to any such termination (the “Good Reason Cure Period”). If Parent fails to remedy the condition constituting Good Reason during the Good Reason Cure Period, the Listed Participant’s termination of employment must occur, if at all, within thirty (30) days following such Good Reason Cure Period for such termination as a result of such condition to constitute a termination for Good Reason. If Parent cures the Good Reason event during the Good Reason Cure Period, then Good Reason shall be deemed to have not occurred.